MITOVIE PHARMA EUROPE

PROFORMA CONSOLIDATED BALANCE SHEET

MPE LTD as of March 31 2014

Remmington Enterprises Inc as of April 24 2014

		REMMINGTON		MITOVIE		COMBINED		PROFORMA ADJ		ADJ PROFORMA TOTALS
ASSETS	$		$		$		$		$
CURRENT ASSETS
Cash		29,641		4,589		34,230		34,230
Trade/other debtors		—		7,786		7,786		7,786
Prepayments		—		5,823		5,823		5,823
VAT recoverable		—		4,744		4,744		4,744
TOTAL CURRENT ASSETS		29,641		22,942		52,583		—		52,583
TOTAL ASSETS		29,641		22,942		52,583		—		52,583
LIABILITIES AND STOCKHOLDERS DEFICIT
CURRENT LIABILITIES
Trade payables/accrued expenses		17,778		3,480		21,258		21,258
Accrued payroll		31,794		31,794		31,794
Loan		50,000		79,963		129,963		129,963
Accounts payable (related party)		833		833		833
TOTAL CURRENT LIABILITIES		68,611		115,237		183,848		—		183,848
TOTAL LIABILITIES		68,611		115,237		183,848		—		183,848
STOCKHOLDERS DEFICIT
Preferred stock		0		0		0		0
common stock		14,950		400		15,350		15,350
Additional paid in capital		40,300		40,300		40,300
share premium account		0		0
Subscription receivable		(2,050)		(400)		(2,450)		(2,450)
Accumulated other comprehensive loss		(44)		(44)		(44)
Accumulated losses from discontinuted operations		(6,166)		(6,166)		(6,166)
deficit accumulated during development stage		(86,004)		(92,251)		(178,255)		(178,255)
TOTAL STOCKHOLDERS DEFICIT		(38,970)		(92,295)		(131,265)		0		(131,265)
TOTAL LIABILITIES AND STOCKHOLDERS DEFICIT		29,641		22,942		52,583		0		52,583

MITOVIE PHARMA EUROPE

PROFORMA STATEMENT OF OPERATIONS

MPE LTD as of March 31 2014

Remmington Enterprises Inc as of April 24 2014

	REMMINGTON	MITOVIE	COMBINED		PROFORMA ADJ	ADJ PROFORMA TOTALS
REVENUE	$0	$7,366	$7,366	$		$7,366
COST OF GOODS SOLD	(4,249)	(4,249)	(4,249)
OPERATING EXPENSES
Professional fees	200,160	200,160	200,160
Payroll Expenses	62,303	62,303	62,303
G&A	24,115	33,065	57,180			57,180
TOTAL OPERATING EXPENSES	224,275	95,368	319,643			319,643
Loss from continuing operations	(224,275)	(92,251)	(316,526)			(316,526)
OTHER INCOME:
Gain on sale of asset	138,271	0	138,271			138,271
NET INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS	(86,004)	(92,251)	(178,255)			(178,255)
LOSS FROM DISCONTINUED OPERATIONS	(6,166)	(6,166)
NET INCOME (LOSS)	(92,170)	(92,251)	(184,421)		0	(178,255)

2

MITOVIE PHARMA EUROPE

PROFORMA STATEMENT OF CASHFLOWS

MPE LTD as of March 31 2014

Remmington Enterprises Inc as of April 24 2014

	REMMINGTON	MITOVIE	COMBINED	PROFORMA ADJ	ADJ PROFORMA TOTALS
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(86,004)	(92,251)	(178,255)		(178,255)
Net loss from discontinuted operations	(6,166)	(6,166)	(6,166)
Gain on sale of mining asset	(138,271)	(138,271)	(138,271)
Changes in operating assets and liabilities:	—	—
Increase in trade debtors	(7,786)	(7,786)	(7,786)
Increase in prepayments	(5,823)	(5,823)	(5,823)
Increase in VAT recoverable	(4,744)	(4,744)	(4,744)
Increase in trade payables & accrued expenses	176,649	3,480	180,129		180,129
accrued expenses related party	833	833	833
Increase in accrued payroll	31,794	31,794	31,794
NET CASH USED IN OPERATING ACTIVITIES	(52,959)	(75,330)	(128,289)	—	(128,289)
CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Purchase of mining claims	(20,600)	(20,600)	(20,600)
NET CASH USED IN INVESTING ACTIVITIES	(20,600)	—	(20,600)	—	(20,600)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan	50,000	79,963	129,963		129,963
Proceeds from sales of common stock- related party	30,000	30,000	30,000
Proceeds from sales of common stock	23,200	23,200	23,200
NET CASH PROVIDED BY FINANCING ACTIVITIES	103,200	79,963	183,163	—	183,163
Effect on foreign exchange	(44)	(44)	(44)
NET INCREASE IN CASH	29,641	4,589	34,230		34,230
CASH, BEGINNING OF PERIOD	—	—	—	—
CASH, END OF PERIOD	29,641	4,589	34,230		34,230

3